COOPERATION AGREEMENT

This Cooperation Agreement (“Agreement”) is entered into as of the 3rd day of February, 2014 by and between:

Seadrill Management AS, a corporation organized under the laws of Norway, with head office at Løkkeveien 107, 4001 Stavanger, Norway (“Seadrill”); and

North Atlantic Management AS, a corporation organized under the laws of Norway, with head office at Løkkeveien 107, 4001 Stavanger, Norway (“North Atlantic”).

WHEREAS, North Atlantic is responsible for the day to day management of the business of North Atlantic Drilling Ltd. and its subsidiary companies ( the “North Atlantic Group”); and

WHEREAS, Seadrill is responsible for the day to day management of the business of Seadrill Limited and its subsidiary companies (the “Seadrill Group”); and

WHEREAS, for purposes of this Agreement, Seadrill Partners LLC and its subsidiaries shall not be deemed to be part of the Seadrill Group.

WHEREAS North Atlantic performs drilling activities within the North Atlantic Region (as defined below), and has special expertise to undertake drilling activities in the harsh environment prevalent in the North Atlantic Region; and

WHEREAS Seadrill has reorganized its activities in the North Atlantic Region and, as part of such reorganization, it is in both Parties’ current best interest that drilling activities within the North Atlantic Region be primarily developed by North Atlantic, and that drilling activities outside the North Atlantic Region be primarily developed by members of the Seadrill Group other than North Atlantic; and

WHEREAS the Parties wish to enter into this Agreement to set forth the rules that shall govern their relationship with regard to the drilling activities that each of them shall undertake within and outside the North Atlantic Region.

NOW THEREFORE, in consideration of the mutual promises and obligations herein contained, the Parties agree as follows:

1.	NORTH ATLANTIC REGION BUSINESS OPPORTUNITIES

1.1    In case Seadrill identifies a business opportunity for the Seadrill Group for drilling activities in the North Atlantic Region (“North Atlantic Business Opportunity”), Seadrill undertakes to grant to North Atlantic, the preemptive right to participate in the North Atlantic Business Opportunity (“North Atlantic Preemptive Right”). In this Agreement, the “North Atlantic Region” means the territorial waters and outer continental shelf jurisdiction of Norway, the United Kingdom, Ireland, Denmark, the Netherlands, the east coast of Greenland, Russia (west of the island of Diksonskiy) and the territorial waters and outer continental shelf jurisdiction of all countries within the Baltic Sea and the Gulf of Bothnia.

1.2    In case Seadrill verifies that North Atlantic is not taking any action to pursue a North Atlantic Business Opportunity that the Seadrill Group would like to pursue, Seadrill will notify North Atlantic of such North Atlantic Business Opportunity and the intent of the Seadrill Group to pursue the North Atlantic Business

Opportunity, should North Atlantic not exercise the North Atlantic Preemptive Right. In such notification, Seadrill will grant to North Atlantic a reasonable term for North Atlantic to exercise the North Atlantic Preemptive Right, taking into consideration, in establishing such term, the time necessary to take the required actions to pursue the North Atlantic Business Opportunity and other conditions for such opportunity. Notwithstanding the above, unless the circumstances reasonably require otherwise, such term to be granted by Seadrill shall not be shorter than thirty (30) days nor longer than ninety (90) days

1.3    The absence of a response by North Atlantic within the stipulated term of the notification, confirming that it is already taking the required actions for the North Atlantic Business Opportunity and detailing such actions, will be construed as a waiver by North Atlantic of the North Atlantic Preemptive Right, and the Seadrill Group shall be, as of such term, free to pursue the North Atlantic Business Opportunity.

2.	SEADRILL BUSINESS OPPORTUNITIES

2.1    In case North Atlantic identifies a business opportunity for the North Atlantic Group for drilling activities outside the North Atlantic Region (“Seadrill Business Opportunity”), North Atlantic undertakes to grant to Seadrill, the preemptive right to participate in the Seadrill Business Opportunity (“Seadrill Preemptive Right”).

2.2    In case North Atlantic verifies that Seadrill and the Seadrill Group are not taking any action to pursue a Seadrill Business Opportunity that North Atlantic would like to pursue, North Atlantic will notify Seadrill of such Seadrill Business Opportunity and the intent of North Atlantic to pursue the Seadrill Business Opportunity, should Seadrill not exercise the Seadrill Preemptive Right. In such notification, North Atlantic will grant to Seadrill a reasonable term for Seadrill to exercise the Seadrill Preemptive Right, taking into consideration, in establishing such term, the time necessary to take the required actions to pursue the Seadrill Business Opportunity and other conditions for such Seadrill Business Opportunity. Notwithstanding the above, unless the circumstances reasonably require otherwise, such term to be granted by North Atlantic shall not be shorter than thirty (30) days nor longer than ninety (90) days.

2.3    The absence of a response by Seadrill within the stipulated term of the notification, confirming that it is already taking the required actions for the Seadrill Business Opportunity and detailing such actions, will be construed as a waiver by Seadrill of the Preemptive Right, and North Atlantic shall be, as of such term, free to pursue the Business Opportunity.

3.	NORTH ATLANTIC CONFLICTS COMMITTEE

3.1    Seadrill understands and agrees that any transaction between the Parties under this Agreement shall require approval of the Conflicts Committee of the Board of Directors of North Atlantic Drilling Ltd., including but not limited to the terms of acquisition or divestiture of any drilling rig by any company in the North Atlantic Group and any waiver of any right under this Agreement by North Atlantic.

4.	TERM AND TERMINATION

4.1    This Agreement shall be effective for a five (5)-year term as of its signing date and shall be automatically terminated unless the Parties formally agree in writing to renew it before its termination date.

4.2    This Agreement shall terminate automatically and with immediate effect in the event that Seadrill Limited ceases to own directly or indirectly the majority of the shares of North Atlantic Drilling Limited, or Seadrill Limited ceases to effectively control North Atlantic Drilling Limited.

5.	REPRESENTATIONS

5.1    North Atlantic represents and warrants to Seadrill that North Atlantic Drilling Ltd.has consented to the terms of this Agreement and authorized North Atlantic to enter into this Agreement.

5.2    Seadrill represents and warrants to North Atlantic that Seadrill Limited has consented to the terms of this Agreement and authorized Seadrill to enter into this Agreement.

6.	ASSIGNMENT

6.1    Neither Party shall assign this Agreement or otherwise sub-contract or delegate its rights or obligations to any person without the prior written consent of the other Party.

7.	NOTICES

7.1    Any notice pursuant to the terms and conditions of this Agreement shall be in writing and shall be (i) delivered personally; (ii) sent by a recognized express mail or courier service, with delivery receipt; or (iii) sent by e-mail to the parties at the following addresses and facsimile numbers:

SEADRILL MANAGEMENT AS
Løkkeveien 107
4001 Stavanger
Norway
Tel: + 47 51 30 90 00
Email: david.grett@seadrill.com

NORTH ATLANTIC MANAGEMENT AS
Finnestadveien 28,
1024 Stavanger
Norway
Tel: + 47 51 30 90 00
Email: tore.byberg@seadrill.com

These representatives and addresses may be changed upon written notice to the other party.

8.	APPLICABLE LAW AND ARBITRATION

8.1    This Agreement shall be governed and interpreted in accordance with Norwegian law.

8.2    Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the provisions of the Norwegian Arbitration Act 2004.

9.	MISCELLANEOUS

9.1    The omission or tolerance, by any of the parties, in demanding the full compliance with the terms and conditions hereof, shall not be considered as novation or waiver of the rights established herein, which may be fully exercised at any time.

9.2    This Agreement shall be binding upon the parties hereto and their respective successors and assigns, provided the compliance with clause 3 above.

9.3    This Agreement shall only be modified, amended or altered in writing and upon the signature of the authorized representatives of both Parties.

For and on behalf of Seadrill Management AS Signature Name with block letters	For and on behalf of North Atlantic Management AS Signature Name with block letters